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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                      FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940.

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

(Print of Type Responses)

1.  Name and Address of Reporting Person*

    (Last)                 (First)              (Middle)
    BREA L.L.C.

    (Street)
    345 Park Avenue

    (City)                 (State)                 (Zip)
    New York,              New York                10154

2.  Issuer Name and Ticker or Trading Symbol
    Host Marriott Corporation (HMT)


3.  IRS or Social Security Number of Reporting Person, if an entity
    (Voluntary)
    (N/A)

4.  Statement for Month/Year
    February 2001


5.  If Amendment, Date of Original (Month/Year)
    N/A


6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

      X   Director                        X   10% Owner
    -----                               -----
          Officer (give title below)      X   Other (specify below)
    -----                               -----

    ---------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
      C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    3,087,096             A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    3,087,096            D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
    0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    1,342,827            A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
     D & I (2)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    1,342,827            D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (2)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    88,049                A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (3)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    88,049               D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (3)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    854,189              A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (4)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S (31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    854,189              D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (4)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    26,856                A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (5)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    26,856               D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (5)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    140,033              A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (6)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    140,033              D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (6)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    15,369                A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
     D & I (7)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    15,369               D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (7)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    27,032                A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (8)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
     27,032              D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (8)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    592,741              A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (9)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    592,741               D             $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (9)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    3,703,717            A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (10)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    3,703,717            D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
      0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (10)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    949,571              A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (11)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    949,571               D             $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
      0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (11)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    3,444,625            A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
     D & I (12)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    3,444,625            D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (12)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    150,079               A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (13)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    150,079               D             $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (13)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    708,142               A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (14)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S (31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    708,142              D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (14)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    144,044              A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (15)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    144,044              D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
    0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (15)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    302,973               A             (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (16)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    302,973              D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (16)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    9,753                A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
     D (17)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    9,753                D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
     0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D(17)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)


3.  Transaction Code (Instr. 8)
    Code                V


4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
      0

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
      0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D(18)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)


3.  Transaction Code (Instr. 8)
    Code                V


4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
       0

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D & I (19)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (29)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)


3.  Transaction Code (Instr. 8)
    Code                V


4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
       0

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    D (20)

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    2,494,355            A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (21)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    2,494,355            D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (21)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    8,453,580            A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (22)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    8,453,580            D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (22)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    10,947,935            A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (23)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    10,947,935           D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (23)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    9,403,151             A              (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (24)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    9,403,151            D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (24)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    9,403,151            A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (25)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    9,403,151            D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (25)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
     C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    12,500,000           A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (26)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    12,500,000           D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (26)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/06/01

3.  Transaction Code (Instr. 8)
    Code                V
    C

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    12,500,000           A               (30)

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (27)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)
    02/07/01

3.  Transaction Code (Instr. 8)
    Code                V
    S(31)

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
    12,500,000           D              $12.30

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (27)

           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock

2.  Transaction Date (Month/Day/Year)


3.  Transaction Code (Instr. 8)
    Code                V


4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)
    Amount           (A) or (D)         Price
       0                 D

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
       0


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (28)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
               3,087,096

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    3,087,096

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    7,869,208

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     I

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (1)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
               1,342,827

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    1,342,827

8. Price of Derivative Security (Instr. 5)


9. Number of Derivative Securities Beneficially Owned at End of Month
   (Instr. 4)
   3,482,426

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D&I (2)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                 88,049

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    88,049

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    666,100

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (3)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                854,189

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    854,189

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    2,385,825

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (4)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                 26,856

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    26,856

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    528,748

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (5)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                140,033

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    140,033

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    782,829

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (6)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                15,369

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    15,369

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    502,974

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (7)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                27,032

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    27,032

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    529,170

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (8)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                592,741

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    592,741

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    2,270,426

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (9)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
               3,703,717

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    3,703,717

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    10,080,259

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (10)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                949,571

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    949,571

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    3,256,880

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (11)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
               3,444,625

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    3,444,625

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    8,228,699

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (12)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                150,079

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    150,079

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    802,839

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (13)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                708,142

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    708,142

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    2,063,812

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (14)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                144,044

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    144,044

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    792,981

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (15)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
               302,973

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    302,973

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    1,151,051

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (16)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                 9,753

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    9,753

8.  Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    22,204

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D(17)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)


4.  Transaction Code (Instr. 8)
    Code            V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                   0

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
     0

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
     14

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D(18)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)


4.  Transaction Code (Instr. 8)
    Code            V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                   0

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    0

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    495,548

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D & I (19)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (29)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)


4.  Transaction Code (Instr. 8)
    Code            V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                   0

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
      0

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    468,470

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D(20)

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
              2,494,355

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    2,494,355

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    6,067,252

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     I

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (21)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
              8,453,580

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    8,453,580

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    20,777,291

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     I

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (22)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
              10,947,935

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    10,947,935

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    26,376,073

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     I

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (23)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
               9,403,151

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    9,403,151

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    23,565,701

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     I

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (24)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
              9,403,151

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    9,403,151

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    23,565,701

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     I

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (25)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
              12,500,000

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    12,500,000

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    30,988,657

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     I

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (26)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)
    02/06/01

4.  Transaction Code (Instr. 8)
    Code            V
    C

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
               12,500,000

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
    12,500,000

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    30,988,657

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     I

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (27)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)
    Class A Partnership Units

2.  Conversion or Exercise Price of Derivative Security
    1 for 1 (30)

3.  Transaction Date (Month/Day/Year)


4.  Transaction Code (Instr. 8)
    Code            V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)           (D)
                   0

6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Immed.

    Expiration Date
    N/A

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Common Stock

    Amount or Number of Shares
     0

8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
    495,548

10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     I

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)
     (28)

Explanation of Responses:

(1) BREA L.L.C. ("BREA LLC") is the general partner of Blackstone Real Estate Associates L.P. ("BREA") and Blackstone Real Estate Holdings L.P. ("BREH"), and because of such position, the number of Class A Partnership Units (the "OP Units") of Host Marriott, L.P. ("Host Marriott, L.P.") converted, the number of shares of common stock of the Issuer ("Common Stock") sold and the total beneficial holding of BREA LLC includes the number of OP Units converted, the number of shares of Common Stock sold and the number of securities beneficially owned by each such entity.
(2) Blackstone Real Estate Partners I L.P. ("BRE I") converted 1,342,827 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement (as defined below). After giving effect to such conversion and sale of securities, BRE I directly owns 3,013,956 OP Units contingently redeemable into 3,013,956 shares of common stock of the Issuer ("Common Stock"), and the remaining 468,470 securities are directly owned by BRE/Ceriale L.L.C. ("Ceriale").
(3) Blackstone Real Estate Partners Two L.P. ("BRE Two") converted 88,049 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRE Two directly owns 197,630 OP Units contingently redeemable into 197,630 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(4)      Blackstone Real Estate Partners Three L.P. ("BRE Three") converted

   854,189 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRE Three directly owns 1,917,355 OP Units contingently redeemable into 1,917,355 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(5) Blackstone Real Estate Partners IV L.P. ("BRE IV") converted 26,856 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRE IV directly owns 60,278 OP Units contingently redeemable into 60,278 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(6) Blackstone RE Capital Partners L.P. ("BRECP") converted 140,033 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRECP directly owns 314,359 OP Units contingently redeemable into 314,359 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.

(7) Blackstone RE Capital Partners II L.P. ("BRECP II") converted 15,369 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRECP II directly owns 34,504 OP Units contingently redeemable into 34,504 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(8) Blackstone RE Offshore Capital Partners L.P. ("BOC") converted 27,032 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BOC directly owns 60,700 OP Units contingently redeemable into 60,700 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(9) BREH converted 592,741 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BREH directly owns 1,801,956 OP Units contingently redeemable into 1,801,956 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(10) Blackstone Real Estate Partners II L.P. ("BRE II") converted 3,703,717 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRE II directly owns 9,611,789 OP Units contingently redeemable into 9,611,789 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(11) Blackstone Real Estate Holdings II L.P. ("BREH II") converted 949,571 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BREH II directly owns 2,788,410 OP Units contingently redeemable into 2,788,410 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(12) Blackstone Real Estate Partners II.TE.1 L.P. ("BRE II TE 1") converted 3,444,625 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRE II TE 1 directly owns 7,760,229 OP Units contingently redeemable into 7,760,229 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(13) Blackstone Real Estate Partners II.TE.2 L.P. ("BRE II TE 2") converted 150,079 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRE II TE 2 directly owns 334,369 OP Units contingently redeemable into 334,369 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(14) Blackstone Real Estate Partners II.TE.3 L.P. ("BRE II TE 3") converted 708,142 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRE II TE 3 directly owns 1,595,342 OP Units contingently redeemable into 1,595,342 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(15) Blackstone Real Estate Partners II.TE.4 L.P. ("BRE II TE 4") converted 144,044 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRE II TE 4 directly owns 324,511 OP Units contingently redeemable into 324,511 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(16) Blackstone Real Estate Partners II.TE.5 L.P. ("BRE II TE 5") converted 302,973 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, BRE II TE 5 directly owns 682,581 OP Units contingently redeemable into 682,581 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(17) BRE Logan Hotel Inc. ("Logan") converted 9,753 OP Units into Common Stock on a one-for-one basis and sold such shares of Common Stock pursuant to the Underwriting Agreement. After giving effect to such conversion and sale of securities, Logan directly owns 22,204 OP Units contingently redeemable into 22,204 shares of Common Stock.
(18) RTZ Management Corp. ("RTZ") directly owns 14 OP Units contingently redeemable into 14 shares of Common Stock.
(19) CR/RE L.L.C. ("CRRE") directly owns 27,078 OP Units contingently redeemable into 27,078 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.
(20) Ceriale directly owns 468,470 OP Units contingently redeemable into 468,470 shares of Common Stock.
(21) BREA is the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, and because of such position, the number of OP Units converted, the number of shares of Common Stock sold and the total beneficial holding of BREA includes the number of OP Units converted, the number of shares of Common Stock sold and the number of securities beneficially owned by each such entity.
(22) Blackstone Real Estate Associates II L.P. ("BREA II") is the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5, and because of such position, the number of OP Units converted, the number of shares of Common Stock sold and the total beneficial holding of BREA II includes the number of OP Units converted, the number of shares of Common Stock sold and the number of securities beneficially owned by each such entity.
(23) John G. Schreiber ("Schreiber") is a director of the Issuer and a special limited partner in BREA and BREA II, and any disposition of an investment (directly or indirectly) by entities to which BREA and BREA II serves as general partner requires the approval of Schreiber. Therefore, the number of OP Units converted, the number of shares of Common Stock sold and the total beneficial holding of Schreiber includes the number of OP Units converted, the number of shares of Common Stock sold and the number of securities beneficially owned by each such entity.
(24) Blackstone Real Estate Management Associates II L.P. ("BREMA II") is the general partner of BREA II and BREH II, and because of such position, the number of OP Units converted, the number of shares of Common Stock sold and the total beneficial holding of BREMA II includes the number of OP Units converted, the number of shares of Common Stock sold and the number of securities beneficially owned by each such entity.
(25) BREA II L.L.C. ("BREA II LLC") is the general partner of BREMA II, and because of such position, the number of OP Units converted, the number of shares of Common Stock sold and the total beneficial holding of BREA II LLC includes the number of OP Units converted, the number of shares of Common Stock sold and the number of securities beneficially owned by each such entity.
(26) Peter G. Peterson ("Peterson"), who is a founding member of BREA LLC and BREA II LLC, is able, together with Stephen A. Schwarzman ("Schwarzman"), to control BREA LLC, BREA II LLC, RTZ and Logan, and because of such position and control, the number of OP Units converted, the number of shares of Common Stock sold and the total beneficial holding of Peterson includes the number of OP Units converted, the number of shares of Common Stock sold and the number of securities beneficially owned by each such entity.
(27) Schwarzman, who is a founding member of BREA LLC and BREA II LLC, is able, together with Peterson, to control BREA LLC, BREA II LLC, RTZ and Logan, and because of such position and control, the number of OP Units converted, the number of shares of Common Stock sold and the total beneficial holding of Schwarzman includes the number of OP Units converted, the number of shares of Common Stock sold and the number of securities beneficially owned by each such entity.
(28) John Ceriale ("John Ceriale") is a member with sole beneficial ownership of CRRE, and because of such position, the total beneficial holding of John Ceriale includes the number of securities beneficially owned by CRRE.
(29) Such entity is a member of Ceriale and because of such membership, the total beneficial holding of such entity includes the number of securities beneficially owned by Ceriale.

(30) The Reporting Persons herein have a contingent right to receive Common Stock of the Issuer upon the exercise of a Reporting Person's right to redeem certain OP Units of Host Marriott, L.P. Upon the exercise of such redemption right with respect to the OP Units, the Reporting Persons will receive Common Stock only if the Issuer, which is the general partner of Host Marriott, L.P., elects to assume Host Marriott's obligation to pay cash for the redeemed OP Units by issuing its Common Stock (on a one-for-one basis) in lieu thereof to the redeeming Reporting Person. On February 6, 2001, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, and Logan (collectively, the "Selling Shareholders") converted, in the aggregate, 12,500,000 OP Units into shares of Common Stock on a one-for-one basis upon the exercise of their unit redemption right pursuant to the Second Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P., dated as of December 30, 1998. Items 5, 7 and 9 disclose the aggregate number of shares of Common Stock that the Reporting Persons may be deemed to have disposed of or be deemed to beneficially own.
(31) On February 7, 2001, the Selling Shareholders sold such 12,500,000 shares of Common Stock to Salomon Smith Barney Inc. ("Salomon") for a price of $12.30 per share pursuant to the Underwriting Agreement, dated as of February 1, 2001, among the Issuer, Host Marriott, L.P., Salomon and the Selling Shareholders. After giving effect to the sale of Common Stock, all Reporting Persons hold, in the aggregate, 31,015,735 OP Units, which are redeemable for cash or (at the election of Issuer) shares of Common Stock (on a one-for-one basis).

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information supplied by another Reporting Person. Any disclosures made hereunder with respect to persons other than the Reporting Persons are made on information and belief after making appropriate inquiry.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, each of the Reporting Persons herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

BREA L.L.C.                                March 9, 2001
                                           -------------
                                              Date
By:  /s/ Gary M. Sumers
     ---------------------
     Name:   Gary M. Sumers
     Title:  Attorney-in-fact
** Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:    File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                  ATTACHMENT A

                            Joint Filer Information

Names: Blackstone Real Estate Partners II L.P. ("BRE II"), Blackstone Real Estate Holdings II L.P. ("BREH II"), Blackstone Real Estate Partners II.TE.1 L.P. ("BRE II TE 1") Blackstone Real Estate Partners II.TE.2 L.P. ("BRE II TE 2"), Blackstone Real Estate Partners II.TE.3 L.P. ("BRE II TE 3"), Blackstone Real Estate Partners II.TE.4 L.P. ("BRE II TE 4"), Blackstone Real Estate Partners II.TE.5 L.P. ("BRE II TE 5"), Blackstone Real Estate Partners I L.P. ("BRE I"), Blackstone Real Estate Partners Two L.P. ("BRE Two"), Blackstone Real Estate Partners Three L.P. ("BRE Three"), Blackstone Real Estate Partners IV L.P.
              ("BRE IV"), Blackstone RE Capital Partners L.P. ("BRECP"), Blackstone RE Capital Partners II L.P. ("BRECP II"), Blackstone RE Offshore Capital Partners L.P. ("BOC"), Blackstone Real Estate Holdings L.P. ("BREH"), CR/RE L.L.C. ("CRRE"), BRE Logan Hotel Inc. ("Logan"), BRE/Ceriale L.L.C. ("Ceriale"), RTZ Management Corp. ("RTZ"), Blackstone Real Estate Associates L.P. ("BREA"), Blackstone Real Estate Associates II L.P. ("BREA II"), Blackstone Real Estate Management Associates II L.P.
              ("BREMA II"), BREA II L.L.C. ("BREA II LLC"), Peter G. Peterson ("Peterson"), Stephen A. Schwarzman ("Schwarzman"), John G. Schreiber ("Schreiber") and John Ceriale ("John Ceriale").

Addresses:    The principal business office address of each of the reporting persons above, except for Schreiber, is 345 Park Avenue, 31st
              Floor, New York, New York 10154. The principal business office address of Schreiber is Schreiber Investments, 1115 East Illinois
              Road, Lake Forest, Illinois 60045.

Designated    BREA L.L.C. ("BREA LLC")
Filer:

Issuer &      Host Marriott Corporation. (HMT)
Ticker
Symbol:

Date of       February 2001
Event:

Signatures:   BLACKSTONE REAL ESTATE PARTNERS I L.P.
              BLACKSTONE REAL ESTATE PARTNERS TWO L.P.
              BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

              BLACKSTONE REAL ESTATE PARTNERS IV L.P.
              BLACKSTONE RE CAPITAL PARTNERS L.P.
              BLACKSTONE RE CAPITAL PARTNERS II L.P.
              BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.
              BLACKSTONE REAL ESTATE PARTNERS II L.P.
              BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.
              BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.
              BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.
              BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.
              BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.
              BLACKSTONE REAL ESTATE HOLDINGS II L.P.
              BLACKSTONE REAL ESTATE ASSOCIATES II L.P.
              BLACKSTONE REAL ESTATE HOLDINGS L.P.
              BLACKSTONE REAL ESTATE ASSOCIATES L.P.
              BLACKSTONE REAL ESTATE MANAGEMENT ASSOCIATES II L.P.
              CR/RE L.L.C.
              BRE LOGAN HOTEL INC.
              RTZ MANAGEMENT CORP.
              BRE/CERIALE L.L.C.
              BREA L.L.C.
              BREA II L.L.C.
              PETER G. PETERSON
              STEPHEN A. SCHWARZMAN
              JOHN G. SCHREIBER
              JOHN CERIALE


              By:      /s/ Gary M. Sumers
                      -------------------------
                       Name: Gary M. Sumers
                       Title:   Attorney-in-fact